EXHIBIT 99.1

NEWS RELEASE

RAMBUS COMPLETES ACQUISITION OF SERIAL INTERFACE ASSETS OF

VELIO COMMUNICATIONS, INC.

LOS ALTOS, CA, December 24, 2003 – Rambus Inc. (Nasdaq: RMBS), a leading developer of chip-to-chip interface products and services, today announced it has completed the acquisition of certain Velio high-speed signaling assets. As announced earlier this month, Rambus plans to integrate these assets into its RaSer™ product line. The closing purchase price totaled $13 million, which was paid in cash. Additional financial and business details of this acquisition will be provided during Rambus’s regularly scheduled earnings conference call in January 2004.

“Acquiring these select assets from Velio, including the related patent portfolio, licensing business and key engineering talent, allows us to accelerate our ability to deliver a broader range of high-speed chip-to-chip interface solutions that meet our customers’ needs,” said Kevin Donnelly, vice president of the Logic Interface Division at Rambus.

The Rambus RaSer™ family of interface products includes application-proven, standard-compatible serial link cells and new higher performance serial link cells. Together they provide customers with a range of high-bandwidth, low-cost, low-power solutions that achieve new levels of flexibility and scalability in computing, networking, server and storage applications. For more information visit www.rambus.com/products/raser.

About Rambus Inc.

Rambus is one of the world’s leading providers of chip-to-chip interface products and services. The company’s breakthrough technology and engineering expertise have helped leading chip and system companies to solve their challenging I/O problems and bring industry-leading products to market. Rambus’s interface solutions can be found in numerous computing, consumer electronic and networking products. Additional information about the company is available at www.rambus.com.

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 regarding Rambus’s beliefs regarding the expected benefits of the acquisition of certain assets of Velio and various other matters. Such forward-looking statements are based on Rambus’s current expectations and beliefs. Actual results may differ materially. Among the reasons which could cause actual results to differ materially is the possibility of unforeseen difficulties in integrating the assets and employees of Velio into Rambus’s business. Other risks and uncertainties relating to Rambus’s business are described in its SEC filings, including its 10-K and 10-Qs.

Rambus Press Contacts:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com

Ellie O’Rourke

The Hoffman Agency

(408) 975-3057

eorourke@hoffman.com